FORM OF

                          LEHMAN BROTHERS INCOME FUNDS

                                    CLASS A
                      DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A

The Series currently subject to this Agreement are as follows:

      Lehman Brothers Core Bond Fund
      Lehman Brothers Core Plus Bond Fund
      Lehman Brothers Strategic Income Fund


Date:  April 22, 2008